Exhibit 23.3

CONSENT AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

I consent to the incorporation in this Registration Statement on Form SB-2 of my report dated September 21, 2006, relating to the consolidated financial statements of Indigo-Energy, Inc., (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern and to the reference to us under the headings “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Michael F. Cronin, CPA
Rochester, NY
January 24, 2008